Exhibit 99.1

OncoGenex Technologies Inc.

(the “Corporation”)

AUDIT COMMITTEE CHARTER

1.                                      General

The Board of Directors of the Corporation (the “Board”) has established an Audit Committee (the “Committee”) to take steps on its behalf as are necessary to assist the Board in fulfilling its oversight responsibilities regarding:

(a)                                  the integrity of the Corporation’s financial statements;

(b)                                 the internal control systems of the Corporation;

(c)                                  the external audit process;

(d)                                 the internal audit and assurance process;

(e)                                  risk management;

(f)                                    investment opportunities and the raising of funds by the Corporation;

(g)                                 the Corporation’s compliance with legal and regulatory requirements, and

(h)                                 any additional duties set out in this Charter or otherwise delegated to the Committee by the Board.

2.                                      Members

The Board will in each year appoint a minimum of three (3) directors as members of the Committee. All members of the Committee shall be non-management directors and shall be independent within the meaning of all applicable U.S. and Canadian securities laws and the rules of the Toronto Stock Exchange and the Nasdaq Global Market; provided, however, that one or more members of the Committee may be non-independent if permitted by all Applicable Regulations.

All members of the Committee shall be financially literate. While the Board shall determine the definition of and criteria for financial literacy, this shall, at a minimum, include the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The Chief Executive Officer (“CEO”) of the Corporation and, to the extent the Chair of the Board is not otherwise a member of the Committee, the Chair, and all other directors who are not members of the Committee may be invited to attend all meetings of the Committee in an ex-officio capacity and shall not vote. The CEO shall not attend in-camera sessions.

3.                                      Duties

The Committee shall have the following duties:

(a)                                  Financial Reporting and Disclosure

(i)                                     Audited Annual Financial Statements: Review the audited annual financial statements, all related MD&A, and earnings press releases for submission to the Board for approval.

(ii)                                  Quarterly Review: Following their review by the external auditor, review the quarterly financial statements, the related management discussion and analysis (“MD&A”), and earnings press releases for submission to the Board for approval.

(iii)                               Significant Accounting Principles and Disclosure Issues: Review with management and the external auditor, significant accounting principles and disclosure issues, including complex or unusual transactions, highly judgmental areas such as reserves or estimates, significant changes to accounting principles, and alternative treatments under Canadian or U.S. GAAP for material transactions. This shall be undertaken with a view to understanding their impact on the financial statements, and to gaining reasonable assurance that the statements are accurate, complete, do not contain any misrepresentations, and present fairly the Corporation’s financial position and the results of its operations in accordance with Canadian or U.S. GAAP.

(iv)                              Compliance: Confirm through discussions with management that Canadian or U.S. GAAP and all applicable laws or regulations related to financial reporting and disclosure have been complied with.

(v)                                 Legal Events: Review any actual or anticipated litigation or other events, including tax assessments, which could have a material current or future effect on the Corporation’s financial statements, and the manner in which these have been disclosed in the financial statements.

(vi)                              Off-Balance-Sheet Transactions:  Discuss with management the effect of any off-balance-sheet transactions, arrangements, obligations and other relationships with unconsolidated entities or other persons that may have a material current or future effect on the Corporation’s financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components or revenues and expenses.

(vii)                           Other Disclosures:  Satisfy itself that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information and periodically assess the adequacy of those procedures.

(b)                                 Oversight of Internal Controls

(i)                                     Review and Assessment:  Review and assess the adequacy and effectiveness of the Corporation’s system of internal control over financial reporting and management information systems through discussions with management, the Chief Internal Auditor (“CIA”), if any, and the external auditor.

(ii)                                  Oversight: Oversee the system of internal control over financial reporting, by:

•                              Monitoring and reviewing policies and procedures for internal accounting, internal audit, financial control and management information;

•                              Consulting with the external auditor regarding the adequacy of the Corporation’s internal controls;

•                              Reviewing with management its philosophy with respect to internal controls and, on a regular basis, all significant control-related findings together with management’s response; and

•                              Obtaining from management adequate assurances that all statutory payments and withholdings have been made.

(iii)                               Fraud: Oversee investigations of alleged fraud and illegality relating to the Corporation’s finances.

(iv)                              Complaints: Review with management that appropriate procedures exist for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and for the protection from retaliation of those who report such complaints in good faith.

(c)                                  External Audit

(i)                                     Appointment or Replacement:  Recommend an external auditor for appointment by the Corporation’s shareholders. Subject to the appointment of the Corporation’s external auditor by the Corporation’s shareholders, directly responsible for the appointment, retention and oversight of the work of the registered public accounting firm engaged as the Corporation’s external auditor for the purposes of preparing or issuing an audit report or performing other audit, review or attest services.

(ii)                                  Compensation: Approve the compensation of the external auditor. In making its determinations with respect to the compensation of the external auditor, the Committee shall consult with the management and consider the number and nature of reports issued by the external auditor, the quality of internal controls, the size, complexity and financial condition of the Corporation, and the extent of internal audit and other support provided by the Corporation to the external auditor.

(iii)                               Reporting Relationships: The external auditor will report directly to the Committee.

(iv)                              Performance: Review with management, on a regular basis, the terms of the external auditor’s engagement, accountability, experience, qualifications and performance. Evaluate the performance of the external auditor.

(v)                                 Transition:  Develop with management plans for an orderly transition to a new external auditor, if required.

(vi)                              Audit Plan:  Review the audit plan and scope of the external audit with the external auditor and management, and consider whether the nature and scope of the planned audit procedures can be relied upon to detect weaknesses in internal controls, frauds or other illegal acts.

(vii)                           Audit Plan Changes:  Discuss with the external auditor any significant changes required in the approach or scope of their audit plan, management’s handling of any proposed adjustments identified by the external auditor, and any actions or inactions by management that limited or restricted the scope of their work.

(viii)                        Review of Results: Review the results of the annual external audit, the audit report thereon and the auditor’s review of the related MD&A, and discuss with the external auditor the quality (not just the acceptability) of accounting principles used, any alternative treatments of financial information that have been discussed with management, the ramifications of their use and the auditor’s preferred treatment, and any other material communications with management.

(ix)                                Disagreements with Management: Resolve any disagreements between management and the external auditor regarding financial reporting.

(x)                                   Material Written Communications: Review all other material written communications between the external auditor and management, including the post-audit management letter containing the recommendations of the external auditor, management’s response and, subsequently, follow up with respect to any identified weaknesses.

(xi)                                Interim Financial Statements: Engage the external auditor to review all interim financial statements and review the results of the auditor’s review of the interim financial statements and the auditor’s review of the related MD&A.

(xii)                             Other Audit Matters: Review any other matters related to the external audit that are to be communicated to the Committee under generally accepted auditing standards.

(xiii)                          Meeting with External Auditor: Meet with the external auditor in the absence of management at least annually to discuss and review specific issues as appropriate as well as any significant matters that the auditor may wish to bring to the Committee for its consideration.

(xiv)                         Correspondence: Review with management and the external auditor any correspondence with regulators or governmental agencies, employee complaints or published reports that raise material issues regarding the Corporation’s financial statements or accounting policies.

(xv)                            Independence: At least annually, and before the external auditor issues its report on the annual financial statements, obtain from the external auditor a formal written statement delineating all relationships between the auditor and the Corporation, consistent with applicable legal and regulatory requirements. Review and confirm the independence of the external auditor through review of such written statement and discussions with the auditor on its relationship with the Corporation. Consider the safeguards implemented by the external auditor to minimize any threats to their independence, and take action to eliminate all factors that might impair, or be perceived to impair, the independence of the external auditor. Consider the number of years the lead audit partner has been assigned to the Corporation, and consider whether it is appropriate to recommend to the Board a policy of rotating the lead audit partner more frequently than every five years, as is required under the rules of the Canadian Public Accountability Board and the U.S. Public Company Accounting Oversight Board.

(xvi)                         Non-Audit/Audit Services: Pre-approve any non-audit services to be provided to the Corporation or its subsidiaries by the external auditor, with reference to compatibility of the service with the external auditor’s independence.

(d)                                 Internal Audit and the Provision of Assurance

i.                                          Chief Internal Auditor: Review and approve the appointment, replacement or dismissal of the CIA, if one is desired or required. The CIA, if any, reports to the Chief Executive Officer (“CEO”) administratively and to the Committee functionally.

ii.                                       Assurance Activities: Review with management and the CIA, if any, the mandate, staffing, plans, activities, and results of the Corporation’s assurance providers to gain reasonable assurance that their activities are appropriately comprehensive, effective and coordinated with the external auditor.

iii.                                    Assurance Findings: Discuss the impact of any significant assurance findings, together with the appropriateness of management’s response, on the adequacy and effectiveness of the Corporation’s system of internal control.

iv.                                   Meeting: Meet with the CIA in the absence of management at least annually to discuss and review specific issues as appropriate as well as any significant matters that the CIA, if any, may wish to bring to the Committee for its consideration, including a discussion of any restrictions or limitations placed on the CIA, if any, with respect to scope of work or access to required information.

(e)                                  Risk Management

(i)                                     Adequacy of Policies and Procedures:  Review and assess the adequacy of the Corporation’s risk management policies and procedures with regard to identification of the Corporation’s principal risks annually, and review updates on these risks from the Chief Executive Officer. Review and assess the adequacy of the implementation of appropriate systems to mitigate and manage the risks, and report periodically to the Board.

(f)                                    Financial Planning and Investments

(i)                                     Business Plan:  Review the Business Plan, including the annual Operating and Capital Budgets. Review periodic financial forecasts.

(ii)                                  Investment Opportunities:  Review and assess investment opportunities of a value exceeding management’s authority, in accordance with procedures established by the Board from time to time.

(iii)                               Guidelines and Policies:  Review and approve guidelines and policies for the investing of cash and marketable securities and review reports from management on the results of such investments against established benchmarks.

(iv)                              Additional Funds for Investment:  Review and assess management’s plans with respect to raising additional funds whether through debt or capital, in accordance with procedures established by the Board from time to time.

(g)                                 Compliance

(i)                                     Filings with Regulatory Authorities:  Review with management the Corporation’s relationship with regulators, and the timeliness and accuracy of the Corporation’s filings with regulatory authorities.

(h)                                 Communication

(i)                                     Communication Channels: Establish and maintain direct communication channels with management, the CIA, if any, the external auditor and the Board to discuss and review specific issues as appropriate.

(ii)                                  Coordination with Management: The Committee will coordinate with management on audit and financial matters, and will:

•                                          Meet privately with management to discuss any areas of concern to the Committee or management; and

•                                          Review expenses incurred by the Chair of the Board and CEO of the Corporation. Ensure that the CEO reviews all expenses incurred by direct executive reports of the CEO.

(i)                                     Related Party Transactions, Conflicts of Interest

(i)                                     Related Party Transactions:  Review all related party transactions for potential conflict situations on an ongoing basis, approve all related party transactions and develop with management policies and procedures related to those transactions.

(k)                                  Board Relationship and Reporting

(i)                                     Adequacy of Charter:  At least annually, review and assess the adequacy of the Committee’s Charter and submit such amendments as the Committee proposes to the Governance Committee or the Board.

(ii)                            Disclosure:  Oversee appropriate disclosure of the Committee’s Charter, and other information required to be disclosed by applicable legislation, in the Corporation’s Annual Information Form and all other applicable disclosure documents.

(iii)                         Reporting:  Report regularly to the Board on Committee activities, issues and related recommendations.

4.                                      Chair

The Board will in each year appoint the Chair of the Committee. The Chair shall have accounting or related financial expertise. In the Chair’s absence, or if the position is vacant, the Committee may select another member as Chair.

5.                                      Meetings

The Committee shall meet at the request of its Chair, but in any event it will meet at least four times a year. Notices calling meetings shall be sent to all Committee members, to the CEO of the Corporation, to the Chair of the Board and to all other directors. The external auditor or any member of the Committee may call a meeting of the Committee.

6.                                      Quorum

A majority of members of the Committee, present in person, by teleconferencing, or by videoconferencing, will constitute a quorum.

7.                                      Removal and Vacancy

A member may resign from the Committee, and may be removed and replaced at any time by the Board, and will automatically cease to be a member as soon as the member ceases to be a director. The Board will fill vacancies in the Committee by appointment from among the directors of the Board in accordance with Section 2 of this Charter. Subject to quorum requirements, if a vacancy exists on the Committee, the remaining members will exercise all its powers.

8.                                      Experts and Advisors

The Committee may retain or appoint, at the Corporation’s expense, such experts and advisors as it deems necessary to carry out its duties, and to set and pay their compensation. The Committee shall provide notice to the Governance Committee or the Board of its actions in this regard.

9.                                      Secretary and Minutes

The Chair of the Committee will appoint a member of the Committee or other person to act as Secretary of the Committee for the purposes of a meeting of the Committee. The minutes of the Committee will be in writing and duly entered into the books of the Corporation. The minutes of the Committee will be circulated to all members of the Board.

10.                               Funding

The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of (a) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation; (b) compensation to any advisors employed by the Committee; and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.